United States
Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 25, 2007

Prospect Medical Holdings, Inc.

(Exact name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-32203	33-0564370
(Commission File Number)	(IRS Employer Identification No.)

400 Corporate Pointe, Suite 525
Culver City, California	90230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 338-8677

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On July 25, 2007, Prospect Medical Holdings, Inc. (“Prospect”) and its newly formed subsidiary, Prospect Hospitals System, LLC, a California limited liability company (“Sub”), entered into an Agreement and Plan of Reorganization (the “Agreement”) with Alta HealthCare System, Inc., a California corporation (“Alta”) and the shareholders of Alta providing for the merger of Alta with and into Sub, with Sub as the surviving entity and constituting a wholly-owned subsidiary of Prospect.

Alta is a private, for-profit hospital management company that, through two subsidiary corporations, owns and operates four community-based hospitals — Van Nuys Community Hospital, Hollywood Community Hospital, Los Angeles Community Hospital and Norwalk Community Hospital. These hospitals provide a comprehensive range of medical, surgical and psychiatric services and have a combined 339 licensed beds served by 351 on-staff physicians. For its fiscal year ended December 31, 2006, Alta generated audited revenues and operating income of $107.0 million and $16.9 million, respectively.

As a condition of the merger, Prospect will enter into multi-year employment agreements with two key executives of Alta, Samuel Lee and David Topper. Mr. Lee is expected to join Prospect’s Board of Directors at closing. Alta’s shareholders will also designate an independent director to join Prospect’s Board at closing, which will increase the number of directors on the Board from seven to nine.

The closing of the merger is conditioned on the obtaining of necessary financing and third party consents, the receipt of voting agreements between Mr. Lee and holders of not less than 2,500,000 outstanding shares of Prospect Common Stock (as more fully described below), and the satisfaction of other customary closing conditions.  Subject to final documentation, Prospect has received a commitment for financing from Bank of America, N.A.

At the effective time of the merger, all of the capital stock of Alta will be converted into the right to receive merger consideration in an aggregate amount equal to the difference between (a) $144 million and (b) the total amount of certain indebtedness of Alta and its subsidiaries as of the closing date of the Merger. Such indebtedness is currently estimated to be approximately $40 million, and based on that estimate the total merger consideration will be $104 million.

The merger consideration will be payable one-half in cash and one-half in shares of Prospect equity securities. Assuming merger consideration of $104 million, the cash payable will be $52 million and the equity portion will be valued at $52 million. The equity portion of the merger consideration will consist of a combination of shares of Common Stock and Series B Preferred Stock as described below.

Shares of Prospect Common Stock will be issued in an aggregate amount that is limited to 19.9% of the total number of issued and outstanding shares of Prospect Common Stock immediately prior to the effective time of the merger, with each share of Common Stock being valued for this purpose at $5.00 per share (the “Measurement Price”). As of the filing of this report, Prospect had 9,483,098 shares of Common Stock outstanding. On that basis, Prospect can issue up to 1,887,136 shares of Common Stock (19.9% of 9,483,098) as part of the merger consideration. Based on the $5.00 per share Measurement Price, 1,887,136 shares of Common Stock would have a total valuation of $9,435,680. The $9,435,098 value of the Common Stock would be subtracted from the $52,000,000 total value of the equity securities to be issued as part of the merger consideration, leaving a balance of $42,564,902 to be paid in the form of shares of Series B Preferred Stock at a price of $25.00 per share (“Original Issue Price”), or a total of approximately 1,702,596 shares.

The Series B Preferred Stock will have the following terms:

Non-Convertible Without Stockholder Approval.  The Series B Preferred Stock will be non-convertible until such time as Prospect’s stockholders vote to approve its convertibility. Prospect has agreed to seek such stockholder approval at the company’s next annual meeting of stockholders, which is expected to be held later this year. After the receipt of such stockholder approval, each share of Series B Preferred Stock will become convertible into five shares of Common Stock at a conversion price of $5.00 per share of Common Stock (subject to adjustments). Thus, if 1,702,596 shares of Series B Preferred Stock were issued as part of the merger consideration as described above, then after receipt of stockholder approval to make the preferred stock convertible, those 1,702,596 shares of Series B Preferred Stock would become convertible into 8,512,980 shares of Common Stock.

The Alta shareholders will not be permitted to vote any of the Series B Preferred Stock or Common Stock that they receive in the merger in favor of making their Series B Preferred Stock convertible into Common Stock.

Each of the holders of Prospect Common Stock that enter into a voting agreement with Mr. Lee, as described above, will thereby agree to vote in favor of any proposal by Prospect to make the Series B Preferred Stock convertible into Common Stock.

Non-Voting.  Except as required by law, the holders of Series B Preferred Stock will have no voting rights except for the right as a class to elect two directors, one of whom must be an independent director who is approved by a majority of the other members of Prospect’s Board of Directors. The terms of the Series B Preferred Stock will also contain protective provisions that will prohibit Prospect from taking certain actions (such as altering or changing the rights, preferences or privileges of the Series B Preferred Stock) without first obtaining the approval of at least 51% of the then outstanding shares of Series B Preferred Stock.

Dividends.  Holders of the Series B Preferred Stock will be entitled to receive dividends at a rate per share of 18% per annum of the Original Issue Price (subject to adjustments) with any unpaid dividends accruing on a cumulative basis and compounding annually; provided, however, that dividends will not be paid and the dividends will terminate and cease to accrue in the event that the Series B Preferred Stock converts into shares of Prospect’s Common Stock.

Liquidation Preference.  In the event of a liquidation of Prospect’s assets, the holders of the Series B Preferred Stock will be entitled to receive, prior and in preference to any distribution of the proceeds of the liquidation to holders of Common Stock (or any junior series of preferred stock) by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price for such shares of Series B Preferred Stock, plus accrued but unpaid dividends on such shares.

At the closing, Prospect will enter into a registration rights agreement with the Alta shareholders that will grant demand and piggyback registration rights with respect to resales of the shares of Common Stock to be issued in the merger and the shares of Common Stock into which the Series B Preferred Stock may become convertible.

A press release issued by Prospect regarding the signing of the Agreement has been filed as an exhibit to this report and is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are filed with the Form 8-K:

Exhibit No.	Description
99.1	Press Release of Prospect Medical Holdings, Inc. dated July 25, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Prospect Medical Holdings, Inc.

	By:	/s/ Mike Heather
Mike Heather, Chief Financial Officer

Dated: July 25, 2007